Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS IMPROVED FIRST QUARTER RESULTS

Increased Sales and Lower Operating Expenses Reduce Seasonal Loss

CHICAGO, IL — APRIL 30, 2010 — Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported increased sales and a reduced net loss for the first quarter of 2010 as compared to the first quarter of 2009.  The Company reported a net loss of $1.3 million, or $0.20 per share, for the first quarter of 2010, as compared to a net loss of $1.6 million, or $0.25 per share, in the first quarter of 2009.  The Company’s improved performance was further supported by a 10.5 percent increase in sales, to $21.1 million in the most recent quarter from $19.1 million in the prior year, and a reduced operating loss, which declined to $1.0 million from $2.0 million in the prior year.  The reduction in Cobra’s operating loss is not apparent in comparing the year-over-year net loss due to the current period’s tax benefit not being recognized on the income statement until the Company demonstrates that such benefits will be realized in a reasonable time period.

Both reporting segments reported sales increases, with the Cobra segment reporting an increase in net sales of more than $300,000, or nearly 2.0 percent, and the Performance Products Limited (“PPL”) segment reporting an increase of $1.7 million, or more than 90 percent.   The sales increase for the Cobra segment was driven by a 28.9 percent increase in global sales of Citizens Band radios, as well as sales of power inverters, which increased by 22.2 percent globally, and marine radios, which increased by 50.4 percent globally.  These increases were offset, in part, by a 22.5 percent decline in worldwide radar detection sales.  That decline was due to a load-in for two accounts in the first quarter of last year that was not repeated in the current year.  Notwithstanding the first quarter shortfall, it is anticipated that worldwide radar detection sales for 2010 will exceed those of 2009.  The PPL sales increase was attributable primarily to an increase in satellite navigation sales, as production was sufficient to meet demand, and outdoor leisure products, including a third-party branded GPS unit and a Snooper golf GPS unit.

“We are pleased to report to our shareholders improved performance for the first quarter,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.  “Our results reflect, in part, a strengthening of the economy and increased sales of certain legacy products to our long-time customers.  However, a significant contributor to our increase in sales resulted from our successful efforts to drive our business forward through the introduction of new products and the expansion of our distribution and marketing channels.  Navigation products, including those for trucks and recreational vehicles introduced in late 2008 and 2009 by Cobra and PPL, contributed nearly $1.7 million of increased sales in the most recent quarter.  Additionally, GPS golf units and GPS-enabled outdoor leisure products for hikers, skiers and other outdoor enthusiasts contributed more than $390,000 of revenues from PPL in the first quarter.   We have also sustained our focus on containing operating expenses and consolidated fixed operating expenses declined by more than $300,000, or 5.1 percent, from the first quarter of last year.”

The year-over-year increase in first quarter net sales and the underlying product mix resulted in an increase in the consolidated gross margin to 27.7 percent from 26.5 percent in the prior year.  The gross margin for the Cobra segment improved to 26.2 percent from 24.7 percent as higher margin categories recorded substantial sales increases and sales of older products at reduced margins were lower as compared to the first quarter of 2009.  PPL’s gross margin declined to 35.7 percent from 43.6 percent last year.  The lower margin for PPL was in line with management’s expectations as product sales improved and high-margin download fees as a percentage of sales declined.

Selling, general and administrative expenses declined to $6.9 million in the first quarter from $7.1 million in the prior year.  A decline in fixed operating expenses of more than $300,000 was offset, in part, by an increase in variable selling expenses tied to increased sales.  Reductions in headcount, declines in various professional fees and savings associated with not attending the Consumer Electronics Show accounted for much of the decline in fixed expenses.

Cobra recorded a gain in the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the company as compared to a loss in the first quarter of 2009.  Offsetting this gain were foreign currency losses, resulting in other expenses of $25,000 as compared to other expenses of $257,000 in the prior year’s period.

The current quarter included a tax benefit of $7,000 compared to a tax benefit of $786,000 in the prior year’s quarter.  Due to the tax valuation allowance that was booked in the second quarter of 2009, Cobra will not record tax benefits for the U.S. business on the income statement until such time as it can be forecasted that these benefits can be used in the foreseeable future.

Cobra had interest-bearing debt of $13.7 million as of March 31, 2010 and cash of $1.0 million, for “net debt” of $12.8 million, as compared to “net debt” of $15.5 million the prior year.  Inventory at the end of the first quarter declined to $26.0 million from $28.1 million the prior year and accounts receivable at the end of the quarter were $17.1 million, an increase from $14.2 million one year earlier.

In discussing the outlook for the second quarter of 2010, as well as the entire year, Mr. Bazet said, “As noted in our prior guidance, Cobra anticipates returning to profitability in 2010, as we drive our business forward through new products and new distribution and marketing channels.  The improvement in our first quarter, as noted earlier, was built on this strategic thrust and it is continuing into 2010.  Moreover, we recognize the tenuous nature of the economic recovery, particularly in Europe, and we have maintained our focus on containing expenses and managing working capital.  Looking specifically at the second quarter, the Company anticipates that its operations will result in a return to profitability in the current quarter as compared to a loss in the prior year.”

Cobra will be conducting a conference call on April 30, 2010 at 11:00 a.m. EST to discuss first quarter results as well as its current strategies and outlook.  The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products.  Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership.  To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties.  Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships.  Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2010	2009

Net sales	$21,083	$19,085
Cost of sales	15,233	14,023
Gross profit	5,850	5,062
Selling, general and administrative expense	6,886	7,056
Loss from operations	(1,036)	(1,994)
Other income (expense):
Interest expense	(263)	(150)
Other, net	(25)	(257)
Loss before taxes	(1,324)	(2,401)
Tax benefit	(7)	(786)
Net loss	(1,317)	(1,615)
Less: net earnings attributable to non-controlling interest	0	1
Net loss attributable to Cobra	$(1,317)	$(1,616)

Net loss per common share attributable to Cobra shareholders:
Basic	$(0.20)	$(0.25)
Diluted	$(0.20)	$(0.25)

Weighted average shares outstanding:
Basic	6,471	6,471
Diluted	6,471	6,471

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
ASSETS:

Current assets:
Cash	$955	$1,405	$1,340
Accounts receivable, net	17,056	22,095	14,226
Inventories, net	26,000	26,198	28,084
Other current assets	4,205	3,961	9,856
Total current assets	48,216	53,659	53,506

Property, plant and equipment, net	5,139	5,365	5,596

Total other assets	15,873	16,679	16,751
Total assets	$69,228	$75,703	$75,853

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$7,850	$7,427	$3,965
Accrued liabilities	6,632	7,476	4,936
Short-term debt	12,840	16,549	1,370
Total current liabilities	27,322	31,452	10,271

Non-current liabilities:
Long-term debt	880	1,320	15,427
Deferred taxes	1,771	1,935	1,882
Deferred compensation	6,989	6,772	6,684
Other long-term liabilities	951	961	1,176
Total non-current liabilities	10,591	10,988	25,169

Equity:
Shareholders’ equity - Cobra	31,288	33,235	40,388
Non-controlling interest	27	28	25
Total equity	31,315	33,263	40,413

Total liabilities and shareholders’ equity	$69,228	$75,703	$75,853